Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-248791, 333-207569, 333-114932, 333-62188, 333-169490, 333-205748 and 333-220561) of RF Industries, Ltd., of our report dated December 29, 2020 on our audits of the consolidated financial statements of RF Industries, Ltd. and Subsidiaries as of October 31, 2020 and 2019 and for the years then ended, included in this Annual Report on Form 10-K of RF Industries, Ltd. for the year ended October 31, 2020.

/s/ CohnReznick LLP

Jericho, New York

December 29, 2020